Exhibit 10.83
PROGRAM ADMINISTRATOR AGREEMENT
Alternative Market Workers Compensation Insurance Program
Patriot Underwriters, Inc.
And
ULLICO Casualty Company
Effective as of April 1, 2009

PROGRAM ADMINISTRATOR AGREEMENT
(Alternative Market Business Program)
     This Program Administrator Agreement (the “Agreement”), by and between ULLICO Casualty Company, a Delaware corporation with principal offices at 1625 Eye Street, NW Washington, DC 20006 (the “Company”) and Patriot Underwriters, Inc. a Delaware corporation with principal offices at 301 East Las Olas Boulevard, 7th Floor, Fort Lauderdale, Florida 33301 (the “Program Administrator” or “PA”), is entered into this 14 day of April, 2009 (the “Effective Date”).
     In consideration of the mutual covenants and benefits contained in this Agreement, the Company and the PA hereby agree as follows:
I. APPOINTMENT
1.1	The Company hereby appoints the PA as its general agent for the purpose of underwriting, issuance, and delivery of binders, policies, certificates of insurance or contracts of insurance and amendments and endorsements thereto (“Policy” or “Policies”), in accordance with Exhibit 1 — Schedule of Business, as well as the Company’s underwriting guidelines, procedures and instructions as may be provided in writing. This appointment shall pertain to the business mutually known between the PA and the Company as Alternative Market Workers’ Compensation Insurance Program (“Program”).

1.2	The PA shall serve as an exclusive agent on business identified and sourced by itself and/or its affiliates.

1.3	The PA shall, at all times, act as an independent contractor. Nothing contained in this Agreement is intended to create, nor shall it be construed as creating, the relationship of employer and employee, nor partners, nor joint-venturers, between the Company and the PA or between the Company and any sub-producer with whom the PA might contract.

1.4	In entering into this Agreement, the PA warrants and represents that:
a.	It is a corporation duly organized under the laws of the State of Delaware;

b.	It is in good standing in the state referenced above and, as an ongoing obligation throughout the term of this Agreement, shall take all necessary steps to remain in good standing; and

c.	That it or any officer, principal, or employee has the requisite licenses in its state of domicile, and in the territory defined in Exhibit 1 to this Agreement, to accept this appointment and to carry out its duties under this Agreement.

1.5	In entering into this Agreement, the Company warrants and represents that:
a.	It is a corporation duly organized under the laws of Delaware;

b.	It is in good standing in the state referenced above and, as an ongoing obligation throughout the term of this Agreement, shall take all necessary steps to remain in good standing;

c.	It has the requisite licenses in its state of domicile, and is licensed to transact insurance and write the business contemplated under this Agreement in the District of Columbia and all states except Maine, New Hampshire and Rhode Island and will take appropriate measures to maintain all such licenses throughout the term of this Agreement;

d.	It has an A.M. Best financial strength rating of “B+” with a positive outlook and has not received any communication from A.M. Best advising or threatening any downgrade of the Company’s current financial strength rating.
II. PROGRAM ADMINISTRATOR’S DUTIES AND RESPONSIBILITIES
2.1	The PA shall have no authority to act on behalf of the Company except as specifically stated in this Agreement. The PA shall not waive any legal right of the Company nor bind the Company in any way except as specifically stated in this Agreement.

2.2	The PA shall have authority and responsibility to solicit, review, reject, accept, bind and underwrite applications for, and to issue Policies on such forms as are approved by the Company, according to the authority granted and limitations set forth in Exhibit 1 and the Underwriting Guidelines for the Program established by ULLICO Casualty Company, and to bill, collect, receive and account for premium on Policies.

2.3	The PA shall solicit business on behalf of the Company through licensed agents and/or brokers and other means in accordance with law. Although PA may accept submissions from sub-producers, the PA shall have no authority to appoint, terminate or otherwise process sub-producers with state insurance departments on behalf of the Company, unless the PA receives prior written approval of the Company, which approval shall not be withheld unreasonably. The PA may, however, contract with sub-producers solely for the production of business. Any sub-producer not appointed as an agent by the Company shall be deemed a broker for the insured and not a representative of the Company.

2.4	The PA shall issue and deliver to qualified insureds the Policy, any Certificates of Insurance and any endorsements, as soon as possible following the receipt of the requisite premium and duly completed application, or such other shorter period of time as may be dictated by applicable law or regulation. The PA shall assure the timely and proper issuance, delivery, execution or countersignature of all Policies pursuant to the appropriate regulatory authority for business produced under the Program. The PA shall notify the Company immediately if the Policies are not issued in the timeframe above. Should the PA fail to meet this processing requirement for two (2) consecutive months, the PA must cease writing new business until the backlog is cleared unless such backlog is attributable to the acts or omissions of the Company.

2.5	The PA shall have the authority to cancel, non-renew or change coverage for any Policy or Certificate of Insurance provided hereunder for proper business purposes, subject to the requirements imposed by law or regulation and in compliance with the provisions of this Agreement. Although the Company has delegated authority in this paragraph, the PA acknowledges the Company retains its authority to cancel and non-renew business for reasonable and customary business purposes commensurate with standard industry practices, provided that if the Company attempts to terminate, cancel or non-renew more than twenty percent (20%) of the Policies during any one-year term of this Agreement, such action or attempted action shall give the PA the right to terminate this contract. The parties further recognize the Company shall not cancel and/or non-renew business unreasonably. Should the Company take such action to terminate, cancel or non-renew any business covered by this Agreement, the Company shall provide contemporaneous written notice to the PA of the specific action taken and the reason therefore. The PA shall abide by any such action taken by the Company and shall not further process the effected business without the prior written consent of the Company or as otherwise required by law.

2.6	The PA shall process and administer any involuntary business (e.g., assigned risk plans) arising from business produced herein in accordance with the provisions of this Agreement. The Company at all times retains its authority to process and administer all involuntary business and the PA shall comply with any instructions of the Company in this regard.

2.7	The PA shall maintain sufficient supplies, equipment and competent and qualified staff to service the Policies and to maintain the quality of services and obligations necessary to operate within this Agreement.

2.8	The PA shall maintain and account for all Policies, forms, manuals, equipment, supplies or anything else furnished by the Company, all of which shall remain the property of the Company with the exception of any proprietary information or systems developed jointly between the PA and Company, which proprietary information and systems shall be owned jointly by the parties. The PA will return all property to the Company promptly upon termination of this Agreement.

2.9	The PA shall be responsible for full compliance with (a) all applicable laws, regulations, rules, and requirements relating to the performance of its obligations hereunder and (b) all written instructions provided to the PA from time to time by the Company.

2.10	The duties and obligations of the PA as respects the administration of claims are more fully set forth in Exhibit 3.

2.11	The PA shall furnish the Company with Patriot Underwriters, Inc. and Guarantee Insurance Company’s audited financial statements as soon as such statements are completed but no later than June 1st of the following calendar year. The Company shall furnish its audited financial statements to PA as soon as such statements are completed but no later than June 1st of the following calendar year. The audited financial statements to be produced by both PA and the Company shall include a balance sheet, net income statement and statement of cash flows, which statements shall accurately reflect the financial condition of the aforementioned entities. The PA shall also provide the Company with Patriot Underwriters, Inc. and Guarantee Insurance Company’s quarterly statutory financial statements as soon as they are available. The Company shall provide its quarterly statutory financial statements to PA as soon as they are available. The Company and PA may also request additional information from the other party relative to the financial condition of such entities and the Company and PA shall comply with such requests.

2.12	The PA or the Company shall notify the other immediately of any complaint with any state insurance department or other regulatory authority relating to the Policies, whether against the Company, the PA, or a sub-producer. The PA and the Company will work together to promptly and adequately respond to any such complaint in accordance with applicable insurance department requirements and laws. However, the PA shall not correspond directly with an insurance department in this regard unless authorized to do so in writing by the Company or otherwise required under applicable law.

2.13	The PA agrees that it will comply with the Company’s Privacy Policy under the Gramm-Leach-Bliley Act of 1999 (“GLB”), as set forth below:
ULLICO Casualty Company does not disclose any nonpublic personal information about individual policyholders or claimants to any affiliate or any non-affiliate third party other than those permitted by law and only for the purpose of transacting the business of the policyholder’s insurance coverage or claim.
The PA shall fulfill its obligations to provide policyholders with a copy of the Privacy Policy of the Company as may be required by law. Notwithstanding the foregoing, the PA acting on behalf of itself and its affiliates shall be permitted, at its discretion, to share and disclose nonpublic personal information for marketing or other purposes permitted by law provided that the PA provides proper notice and opt-out rights to affected policyholders or claimants in accordance with GLB and applicable state insurance laws implementing the same.

2.14	The PA shall cooperate with requests of the Company to achieve compliance with the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) relative to the Company’s obligation to assure that transactions involving target countries and Specifically Designated Nationals are not processed.
III. LIMITATIONS ON AUTHORITY
3.1	Neither party shall publish, issue, distribute or circulate any printed, video or audio material using the name or the logo of the other party, or of any affiliate of the other party, or referencing the other party or the Program in any manner, without the prior written consent of the other party, such consent not to be withheld unreasonably. Any such consent may be withdrawn by the other party on thirty (30) calendar days notice or shorter time period if demanded by any regulatory agency, provided that the party withdrawing such consent has a commercially reasonable basis for doing so.

3.2	The PA shall make no representations or statements to any person inconsistent with the provisions of this Agreement and the Policies of the Company.

3.3	All Policies and/or Certificates of Insurance subject to this Agreement shall have an inception date on or after the Effective Date of this Agreement.

3.4	The PA shall not take legal proceedings against any third party in the name of the Company in connection with any matter pertaining to the business of the Company without the prior written consent of the Company. Nor shall the PA incur any indebtedness for any purpose whatsoever on behalf of the Company without the prior written consent of the Company.

3.5	The PA shall have no reinsurance underwriting authority, neither ceded nor assumed, neither treaty nor facultative. The PA may neither bind nor commit the Company to participation in any insurance or reinsurance syndicates, associations or pools nor may the PA collect payment from any reinsurer of the Company or commit the Company to any reinsurance settlement, commutation or claims

3.6	The PA shall have no authority to delegate any of its authority, responsibilities or obligations under this Agreement to any non-affiliated third party without the prior written consent of the Company.

3.7	The PA shall not appoint any sub-general agents.

3.8	The PA shall not jointly employ an individual who is employed by the Company.

3.9	The PA shall not solicit, transact, quote, underwrite, rate or bind Policies on the following:
a.	Risks that are not in compliance with this Agreement or the underwriting guidelines, procedures, instructions or memoranda provided to the PA by the Company from time to time, or in excess of the authority limits, or in violation of any other limitations set out in Exhibit 1;

b.	Risks that are not in compliance with the applicable forms, rules, rates or filings of the Company according to their exact terms and to the laws and regulations in effect in the Territory;

c.	Risks, coverages or classes of business outside the scope and coverage of reinsurance secured by the Company for the protection of the Program.; or

d.	Risks in any territory where the PA’s license(s) or certificate of authority is canceled, suspended, or is declined renewal by any regulatory body.
3.10	In the event the PA solicits, transacts, quotes, underwrites, rates, or binds Policies as prohibited above, without the written approval of the Company, whether intentional or not, the PA will immediately take such actions as are necessary to remove or to minimize the Company’s exposure as an insurer on such unacceptable Policies. Nothing in this paragraph will serve to alleviate PA’s obligations, or diminish the Company’s rights, provided for elsewhere in this Agreement.

3.11	The PA may, from time to time, benefit from the recommendations, suggestions, answers to questions or work product of the Company’s staff services, including, but not limited to, legal, actuarial, consulting, systems and financial support services. The PA agrees that any such benefit shall be gratuitous, and neither the Company nor any of its employees shall have any liability or professional responsibility to, or create any professional relationship with, the PA other than as specifically set forth in this Agreement.

3.12	With the exception of the standard practice of remitting premium net of commission and net of return premiums and except as otherwise permitted under Article 20 of that certain Workers’ Compensation Quota Share Reinsurance Contract, dated April 1, 2009, between the Company and Guarantee Insurance Company (the “Reinsurance Agreement”), the PA may not offset any balance due from the Company to the PA against any amounts due from the PA to the Company under this Agreement, or under any other contract with the Company or any other party unless provided otherwise herein.

IV. PREMIUM AND ACCOUNTING
4.1	The PA is responsible for collecting all Program Premium attributable to the Policies produced hereunder and shall deposit the Company’s portion of such collected and received Program Premium, as determined in accordance with Article 11 of the Reinsurance Agreement, into the Segregated Account (as such term is defined in the Reinsurance Agreement) net of all commissions and claims administration fees payable to the PA under this Agreement. “Program Premium” is defined as direct written premium and additional audit premium, policy and/or service fees and any adjustments thereto charged on all new and renewal policies produced by the PA hereunder on behalf of the Company, less return or refund premiums.

4.2	The PA shall hold all funds collected and received by it in connection with this Agreement as a fiduciary of the Company to the extent such funds are payable. The PA shall, under no circumstances, make any personal or corporate use of such funds not authorized by this Agreement.

4.3	All Program Premium collected by the PA including policy and/or service fees as agreed upon with the Company, shall be handled in accordance with the requirements set forth in Exhibit 4 — Banking Account Structure. In accordance with the terms of Exhibit 2 — Commission Schedule, each party shall receive their respective share of the premiums and fees on the collected Program Premium.

4.4	The PA may, in its own name and on its own behalf, take all reasonable actions as it deems appropriate to collect premiums, including additional audit premium, on the business written pursuant to this Agreement, provided that the PA shall promptly notify the Company of any such action taken.

4.5	If the Company is required to refund premiums under any Policy by reason of any cancellation, reduction in coverage, statute, regulation, order of an insurance department (e.g., via “rate rollbacks” or any similar mechanism) or otherwise, either during or after the term of this Agreement, the PA shall refund return premiums, upon receipt from the Company, to the policyholder or its designated representative on behalf of the Company as required.

4.6	The PA shall submit an accounting to the Company on a monthly basis detailing all transactions in electronic file format for or on behalf of the Company. Such monthly accounting shall be received by the Company no later than ten (10) calendar days following the close of the month being accounted for and shall contain all data requested by the Company and detailed in Exhibit 5 — Reporting Requirements.
V. REPORTING AND RECORD KEEPING

5.1	The PA shall keep separate records of Policies and accounting and financial documents of the business written or transacted for or on behalf of the Company, and shall submit copies of such records and any supporting documentation to the Company upon request at the Company’s expense. The PA shall maintain all such records for (a) a period of not less than six (6) years from the expiration of the business in question, (b) the minimum time limits required by law or regulation, or (c) until the completion of a financial examination of the Company by the regulatory agency having jurisdiction over the Company, whichever is longest and shall be maintained during the Term of this Agreement and thereafter while providing any continuing services hereunder, in a manner and form as reasonably required by the Company.

5.2	The PA shall cooperate with the Company’s information technology personnel and/or the Company’s computer system vendors. The PA shall submit an accounting to the Company on a monthly basis detailing all transactions in electronic file format for or on behalf of the Company. Such monthly accounting shall be received by the Company no later than ten (10) calendar days following the close of the month being accounted for and shall contain all data requested by the Company and detailed in Exhibit 5 — Reporting Requirements.

5.3	The Company, its reinsurer(s), its designated representative(s) and all regulators shall be afforded full and complete access to the PA’s records related to business produced under this Agreement for the purpose of auditing the PA with respect to all transactions arising out of or in connection with any business written by the PA under this Agreement, including any underwriting, financial and accounting files of the PA, upon reasonable notice and during the regular business hours of the PA provided that the Company shall be allowed to conduct no more than three (3) audits of the Company during any twelve (12) month period. The Company shall have the right to copy all accounts and records related to its business in a form useable by the Company.

5.4	Any expenses incurred by the Company for audits conducted by the Company or by a regulatory agency, as it specifically relates to the business conducted under the authority of this Agreement, shall be borne by the Company. Any incidental expenses (e.g., pens, pencils, papers, etc.) requested by a regulatory agency in conjunction with an audit performed in the office of the PA, as it specifically relates to the business of this Agreement, shall be the responsibility of the PA.
VI. COMPENSATION
6.1	The PA’s compensation by the Company under this Agreement shall be as set forth in Exhibit 2 — Commission and Fees Schedule.

6.2	During and after the term of this Agreement, the PA shall be liable for the return of commission, including policy and service fees, where applicable, to the Company on refunded return premiums as set forth in Section 4.5 of this

Agreement. Returned commissions will be calculated using the same rates allowed in connection with the coverage for which the return of premiums is being made. However, if such return premium is the result of a statute, regulation, or order of an insurance department (e.g., via “rate rollbacks” or any similar mechanism), under which producers are not required to return commissions, then the PA shall not return to the Company its commission or fees.

6.3	The PA shall be solely responsible and solely liable for the payment of any compensation due any sub-producer, through which business is produced under this Agreement. Payment by the Company to the PA of any commissions due in connection with any business accepted by the Company under this Agreement shall fully and conclusively satisfy any obligation or liability whatsoever on the part of the Company, whether in law or equity, to make such payment to any sub-producer or other person or party.

6.4	The PA shall be responsible for all expenses incurred by the PA relating to the business produced under this Agreement, as set forth in Exhibit 1, and in the performance of its obligations under this Agreement.
VII. INSURANCE AND INDEMNIFICATION
7.1	The PA shall maintain in full force and effect policies of insurance, reasonably acceptable to the Company, in the amounts set forth in Exhibit 1 — Schedule of Business covering the PA and its employees. Such insurance shall be maintained by the PA at its sole cost and expense. The PA shall furnish proof of such insurance, including copies of the E&O and fidelity policies, to the Company prior to the Effective Date of this Agreement and thirty (30) calendar days prior to each anniversary of the Effective Date. The PA shall immediately provide notice to the Company in the event of notice of nonrenewal or cancellation, lapse, termination or any reduction in coverage.

7.2	The PA hereby agrees to, at all times hereafter, defend, indemnify and hold the Company harmless from and against all claims, demands, causes of action, liability, or loss that result from any real or alleged negligent or willful acts, or errors or omissions of the PA, or the employees, officers, directors, servants, representatives or sub producers of the PA in the performance or breach of duties under this Agreement. This indemnification includes all direct or consequential damages, costs, expenses, attorney and other legal fees, penalties, fines, assessments, verdicts, judgments, all liability for punitive or exemplary damages, and any other expense or expenditure incurred by the Company as a result of the PA’s performance or lack of performance under the terms of this Agreement.

7.3	The PA agrees that, in the event the Company is in violation of any law, regulation or bulletin due to the acts or omissions of the PA, or the employees, officers, directors, servants, or representatives of the PA, the PA shall assume the responsibility and liability for such acts or omissions and shall indemnify and hold the Company harmless for any such liability. If the Company, because of the violation of any law, regulation, or bulletin, due to the acts or omissions of the PA, is reprimanded, fined, or otherwise involved in any action caused by the PA, or the employees, officers, directors, servants, or representatives of the PA, then the PA agrees to reimburse and indemnify the Company for all expenses, fines, or other fees incurred by the Company, except to the extent that the Company has caused, contributed to or compounded such liability. This indemnification specifically includes any costs, fees, fines and/or penalties assessed against the Company as a result of noncompliance or allegations of noncompliance with New York State laws or regulations applicable to the Free Trade Zone.

7.4	With respect to the business produced hereunder, to the extent any premiums are financed, the PA shall have sole responsibility to accept, receive and/or to appropriately respond to all notices required by law or contract applicable to premium financing arrangements, including but not limited to cancellation notices or notices regarding the existence of premium finance arrangements. No producing or other agent shall have any authority to receive, accept or respond to any such notices. The PA shall indemnify and hold the Company harmless from and against all liabilities, losses, claims, suits, damages and expenses arising out of any action or omission with respect to such notices.
VIII. TERM AND TERMINATION
8.1	This Agreement shall become effective at 12:01 a.m. local time at the principle office of the PA as of the Effective Date and shall remain in full force and effect until terminated as provided below. On the giving of notice of termination by either party, the duties of each party to the other shall continue in full force and effect until the expiration of the applicable notice period, if any, unless otherwise mutually agreed. At any time subsequent to the giving of notice of termination, including any period of run-off, the Company may, at its sole discretion, institute a referral underwriting procedure, as set forth in Exhibit 6, for new business, renewal business or both.

8.2	This Agreement may be terminated for any reason, with or without cause, by one party giving no less than one hundred eighty (180) calendar days written notice to the other party of the canceling party’s intent to cancel.

8.3	The Company may immediately, upon written notice to the PA, terminate this Agreement in whole or in part, in the event of the following:
a.	The PA, its parent or Guarantee Insurance Company becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against the PA, its parent corporation or Guarantee Insurance Company;

b.	Funds due the Company from the PA, or funds due premium finance company(s), policyholders, sub-producers or other third parties from the PA, are misdirected or misappropriated by the PA;

c.	The PA systematically binds risks not in compliance with the applicable underwriting guidelines, procedures, instructions or memoranda, including but not limited to, rates, classes, territories, limits, Policy forms, endorsements and exclusions;

d.	Upon the notice of termination of the Reinsurance Agreement; or

e.	The PA, any of its directors, principals, or officers (i) is the subject of an indictment or criminal investigation; (ii) is formally charged, indicted or convicted on any fraudulent act or criminal conduct or (iii) is alleged by a regulatory agency in writing to have violated any regulatory authority to which the PA, its directors, principals or officers are subject, which the Company in its reasonable and sole discretion determines adversely reflects on the integrity or trustworthiness of such entity or person.
8.4	The occurrence of any one of the situations listed below in this subsection will constitute a breach of this Agreement. In the event of such a breach, the non-breaching party may notify the breaching party of such breach and provide thirty (30) calendar days notice to cure such breach. If the breach is not cured within the thirty-day notice period, the non-breaching party may terminate this Agreement, within ten calendar days thereafter, immediately upon written notice to the breaching party. If the non-breaching party does not elect to provide thirty (30) calendar days notice to cure such breach, the time frame set forth under section 8.2 above will govern the termination:
a.	The PA fails to promptly remit all monies when due the Company, premium finance company(s), policyholders, sub producers or other third parties as required pursuant to this Agreement;

b.	The PA fails to render timely and accurate reports in the format agreed to and detailed in Exhibit 5 to this Agreement;

c.	The PA fails to provide the Company with evidence of insurance as required by Exhibit 1 to this Agreement;

d.	The PA fails to permit the Company, or such other parties authorized pursuant to this Agreement, to inspect or audit any records or files relating to the Policies;

e.	(i) Key Personnel, as identified in Exhibit 6 to this Agreement, is no longer the largest single shareholder of stock in Patriot Risk Management, Inc.,

the ultimate parent of the PA, or other affiliated entities; or (ii) The death, retirement, or resignation of such Key Personnel.

g.	The number of complaints received by the Company relating to the PA’s performance and service to insureds, policyholders, or members of the public is excessive, as may be determined by the Company in its sole discretion based on standard industry practices;

h.	Enactment of any judicial, legislative, or regulatory action, which in the opinion of the Company, in its sole discretion , would materially adversely affect the Company’s rights under this Agreement or liabilities under the Policies; or

i.	Either party is in default of any material term of this Agreement not otherwise addressed in this Section 8.
8.5	The PA may immediately, unless otherwise indicated, terminate this Agreement in whole or in part, in the event of the following:
a.	The Company, or its parent or subsidiary or affiliated companies institute or acquiesce in the institution of any bankruptcy, financial reorganization or liquidation proceeding, or any such proceeding is instituted against the Company and remains undismissed for thirty (30) calendar days;

b.	The Company’s license(s) or certificate of authority is canceled, suspended or declined renewal by any regulatory body within the Territory where the Company is issuing Policies hereunder, if after ninety (90) calendar days the Company fails to remedy such loss of license or certificate of authority in which case the PA may terminate this Agreement in its entirety or only for those affected states where the Company’s license or certificate of authority has been cancelled or suspended; or

c.	The Company’s AM Best rating falls below B+
8.6	The Company shall have the unilateral right, subject only to a reasonable showing of cause, to suspend any part or all of the authority of the PA to act for or on behalf of the Company during any notice of termination period.

8.7	The parties acknowledge there are or may be laws or regulations in the various jurisdictions serviced by the PA, which may be interpreted to provide the PA with certain rights of notice, “run-off,” continuation of business written through the PA, or other regulation regarding the termination of this Agreement. Because this Agreement has been mutually entered into for a special purpose, and places responsibilities, duties and obligations upon the PA, both beyond those and different from those of a normal soliciting agent, the PA acknowledges that this Agreement, therefore, involves and necessitates a different relationship. The PA hereby specifically waives any and all rights with respect to termination of this

Agreement that may now or hereafter be provided to the PA by any such statute or regulation in recognition of that different relationship, and the PA agrees not to impose upon or require compliance by the Company with any obligation relating to termination of the Agreement other that those specifically set forth in this Agreement.

8.8	The Company hereby agrees to indemnify and hold PA, as well as its subsidiaries, employees and agents (each an “Indemnified Party”) harmless from any and all damages suffered or obligation, liability or cost incurred as a result of any action, claim, complaint, or lawsuit of any policyholder, claimant or other third party, or any such matter asserted, instituted or otherwise administered by a regulating department of insurance pursuant to a consent order or otherwise related in whole or part to acts or omissions of the Company (“Indemnification Event”). If an Indemnification Event occurs, the Company agrees to reimburse any Indemnified Party for any and all payments the Indemnified party is required to make as a result of the Indemnification Event and to reimburse the Indemnified Party for all costs and expenses, including legal fees and costs, incurred with respect to such Indemnification Event.
IX. CONTINUING DUTIES OF PA AFTER TERMINATION
9.1	The PA shall, at its sole expense, “run-off” the in-force business to normal expiration, in accordance with the terms of this Section, which will survive the termination of this Agreement. The Company shall pay the PA its commission until the in-force Policies in effect at the effective date of termination of this Agreement have expired.

9.2	The PA agrees that, in the event this Agreement is terminated, the PA shall continue to perform all customary and necessary services regarding all Policies previously issued by the PA on behalf of the Company in accordance with the provisions of this Agreement until all such Policies have naturally expired or been completely canceled, non-renewed, or otherwise terminated. The PA’s continuing service obligations after termination of the Agreement shall include, but are not be limited to:
a.	Confirming coverage under the Policies to claims adjusters, administering the in-force Policies and any required renewals thereof;

b.	Providing all reports as required by this Agreement, paying premium to the Company and return premium to the policyholders, collecting all sums due, including return commissions from sub-producers;

c.	The issuance and countersignature of appropriate endorsements to Policies, provided that, such endorsements shall not increase the Company’s liability, except as required by law, or extend the term of any Policy without the prior written approval of the Company;

d.	The issuance of all applicable cancellation and/or non-renewal notices in full and complete compliance with the insurance code(s) or regulations within the Territory where the PA was authorized to write for the Company and in accordance with any written instructions that may be issued by the Company;

e.	The full compliance with all applicable laws, regulations, rules, and requirements, regarding any and all continuing service obligations the PA performs;

f.	The continued renewal of policies where such renewals and/or offers of renewals to insureds are mandated by law; and

g.	The reporting of sufficient information to satisfy any reporting requirements as addressed in this Agreement.
9.3	The PA shall promptly return to the Company any Policies, forms or other supplies imprinted with the Company’s name, regardless of who incurred the cost for it. The PA may retain any Policy forms or supplies necessary or required by the PA to run-off the in-force Policies.

9.4	If the PA fails in any respect to fulfill this continuing service obligation, then the PA shall reimburse the Company any additional expense incurred by the Company to service or arrange for the servicing of the Policies issued by or through the PA hereunder or such amounts may be offset by the Company.

9.5	Notwithstanding any of the forgoing, the Company may elect to “run-off” the in force business itself or through its designee in the event that the Company , in its good faith discretion and based upon reasonable considerations, determines, the PA is unable to “run-off” the in-force business, in which case the Company will bear the costs of run-off and will cease paying the PA commissions.
X. OWNERSHIP OF EXPIRATIONS
10.1	So long as this business under this Agreement is not abandoned pursuant to Section XI of this Agreement, the records of insureds and Policies and their use and control for the solicitation of business written or bound by or through the PA (“expirations”), as between the PA and the Company shall be the sole and exclusive property of the PA.

10.2	The Policies, underwriting files, claim files and accounting records reflecting the business of the Program are the joint property of the Company and the PA. Although these materials shall be maintained by the PA as provided for in this Agreement, the Company shall at all times maintain its right to review or copy, at its own expense, all such files for its own purposes. However, upon a final judicial order of liquidation of the Company, such files shall become the sole property of the Company or its estate. The PA shall have reasonable access to and the right to copy the claim files on a timely basis.
XI. ABANDONMENT
11.1	If the PA abandons the business of this Agreement, the ownership of expirations will vest in and become the sole and exclusive property of the Company. Abandonment can only be established by the Company providing written notice to the PA via registered mail, return receipt requested, that it believes the business has been abandoned and how it has been abandoned. If the PA fails to respond to such notice in writing within twenty (20) calendar days the business will be deemed to have been abandoned by the PA.

11.2	Upon abandonment the Company may take immediate possession of all records relating to those expirations and the PA shall upon request immediately gather such records together at the PA’s principal place of business and allow the Company access to take possession of those records. The Company may service those expirations directly or dispose of them in any commercially reasonable manner. The Company may collect premiums directly from any insured or policyholder who has not made payment to the PA.

11.3	If, in disposing of the PA’s records and expirations as provided above upon an abandonment of the business, the Company does not realize sufficient money to discharge in full any and all of the PA’s indebtedness to the Company (including reasonable costs incurred by the Company in connection with its recovery and disposal of the records and expirations), the PA will remain liable to the Company for the balance of the PA’s indebtedness to the Company. The PA shall have no right to or interest in any commission that may be generated as a result of the Company servicing those expirations.

11.4	If there are any excess proceeds after satisfaction of the PA’s indebtedness to the Company, (including any costs incurred by the Company in connection with its recovery and disposal of the records and expirations), realized by the Company, such proceeds shall be remitted to the PA.
XII. CONFIDENTIALITY
12.1	Both parties shall hold and cause their respective affiliates, directors, officers, employees, sub-producers and other representatives to hold, in strict confidence, Confidential Information concerning the other party, unless compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of law. In the event either party is compelled to disclose Confidential Information, written notice shall be provided immediately to the other party to enable such party to pursue appropriate legal remedies to preclude such disclosure.

12.2	For purposes of this Agreement, “Confidential Information” shall mean all information of a proprietary or confidential nature, including, but not limited to, financial information related to the parties, their respective affiliates, employees, officers, directors, sub-producers or other representatives, or information otherwise prohibited from transmission by contractual, legal or fiduciary obligations, including any information clearly marked as confidential. Confidential Information shall not include information (a) generally available to the public, other than a result of disclosure by the party receiving such information; or (b) available to the party receiving such information on a non-confidential basis or from a source other than the parties hereto.
XIII. ARBITRATION
13.1	Any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified registered mail, return receipt requested.
13.2	It shall be a condition precedent to any arbitration that the parties submit the dispute to mediation by an unrelated and disinterested third-party mediator. The parties shall agree upon the mediator as well as the location where the mediation shall be held. The parties agree to mediate in good faith and shall spend no less than four (4) hours attempting to resolve the dispute with the selected mediator. Each party shall bear their own costs and expenses, including attorneys fees, for the mediation. The costs of the mediator shall be borne equally by each party. If mediation does not result in the resolution of the case the parties may submit the dispute to arbitration as set forth in this Section XIII of the Agreement.
13.3	If the amount in dispute is less than $100,000, unless the arbitration notice includes a demand for rescission of this Agreement, the dispute shall be resolved by a sole arbitrator and the following procedures shall apply:
a.	The sole arbitrator shall be chosen by mutual agreement of the parties within 15 business days after the demand for arbitration. If the parties have not chosen an arbitrator within the 15 business days after the receipt of the arbitration notice, the arbitrator shall be chosen in accordance with the Neutral Arbitrator Selection Procedure modified for a single arbitrator, established by the AIDA Reinsurance and Insurance Arbitration Society — U.S. (ARIAS) and in force on the date the arbitration is demanded. The nominated arbitrator must be available to read any written submissions and hear testimony within 60 calendar days of being chosen.
b.	Within 10 business days after the arbitrator has been appointed, the parties shall be notified of deadlines for the submission of briefs and documentary evidence, as determined by the arbitrator. Discovery shall be permitted as agreed upon by the parties or, if no such agreement is obtained, as permitted y the arbitrator.

c.	The arbitrator shall render a decision no later than 10 business days from the later of the date on which the briefs are submitted or the close of the hearing, if any. The decision of the arbitrator shall be in writing and shall be final and binding.
13.4	If the amount in dispute is equal to or greater than $100,000, or if the arbitration notice includes a demand for rescission of this Contract, the following procedures shall apply:
a.	One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days’ notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

b.	If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the third arbitrator shall be selected by the ARIAS.

c.	Within 45 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. Unless the panel agrees otherwise, arbitration shall take place in Fort Lauderdale, Florida, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding.

d.	The panel shall make its decision within 60 days following the termination of the hearings. The decision of any two arbitrators when rendered in writing shall be final and binding.

e.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator.
13.5	All arbitrators shall be disinterested active or former executives of insurance or reinsurance companies or Underwriters at Lloyd’s, London, with expertise or experience in the area being arbitrated. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue.

13.6	The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Notwithstanding anything to the contrary in this Agreement, the arbitrators may at their discretion, consider underwriting and placement information and correspondence exchanged by the parties that is related to this Agreement. The panel is empowered to grant interim relief, as it may deem appropriate.

13.7	The arbitrator(s) shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation considering the custom and practice of the applicable insurance and reinsurance business.

13.8	Judgment upon the award may be entered, and enforcement sought, in any court or tribunal having jurisdiction over the party against whom enforcement of the judgment is sought.

13.9	The costs of the arbitration shall be allocated by the panel (or by the individual arbitrator if a sole arbitrator decided the matter). The panel (or single arbitrator) may, at its discretion, award such further costs, expenses, or fees as it considers appropriate including, but not limited to, attorneys’ fees to the extent permitted by the relevant law.

13.10	Punitive damages, if any, assessed under this Agreement and the Reinsurance Agreement together, shall not exceed $250,000 in the aggregate.
XIV. GENERAL PROVISIONS
14.1	Entire Agreement

This Agreement and all other agreements, exhibits, and schedules referred to in this Agreement constitute(s) the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreement of the parties.
a.	Except as otherwise provided for in this Agreement, this Agreement may be amended, supplemented, altered or modified only in writing signed by both parties.

b.	All manuals, rules, regulations, guidelines, instructions and directions issued in writing by the Company from time to time as provided in this Agreement, shall bind the parties as though a part of this Agreement.
14.2	Third Party Beneficiary

Nothing in this Agreement, except as expressly stated herein, is intended to create any benefit for any third party.

14.3	Severability

If any clause, paragraph, term, or provision of this Agreement shall be held or declared void or otherwise unenforceable by any arbitrator, court or other tribunal of competent jurisdiction, the same shall be deemed severed, and such holding or declaration shall have no effect upon this Agreement which shall otherwise continue in and be given full force and effect.

14.4	Survival

The obligations and duties of the parties to this Agreement shall survive the termination of this Agreement, except as may be specifically described in this Agreement.

14.5	Non-Waiver

Forbearance, neglect or failure by any party to this Agreement to enforce any provision of this Agreement shall not be construed as a waiver of any rights or privileges hereunder. Irrespective of the fact that past behavior did not precipitate strict adherence to the terms and conditions of this Agreement, the terms and conditions of this Agreement may be strictly enforced at any time.

14.6	Assignment

Neither this Agreement nor any rights, duties or obligations under this Agreement may be assigned or delegated by either party without the prior written consent of the other party.

14.7	Notification

All notices hereunder must be in writing, unless specified otherwise, and shall be deemed to have been duly given if delivered by hand or overnight mail or if mailed first class or certified mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:

If to the Company:	ULLICO Casualty Company
1625 Eye Street, NW
Washington, DC 20006
Attention: Daniel Aronowitz

If to the PA:	Patriot Underwriters, Inc.
401 East Las Olas Boulevard, Suite 1540
Fort Lauderdale, Florida 33301
Attention: Steven M. Mariano
Addresses may be changed by written notice to the other party signed by the addressee. Written notice provided via first class or certified mail shall be deemed received five (5) calendar days after the date it was sent, overnight mail shall be deemed received the day after it was sent, and hand-delivered notice shall be deemed received the date it was delivered. In the event original service of process is sought to be given, notice may only be accomplished by personal service upon the registered agent for service of process for the party.
14.8	Negotiated Agreement

This Agreement has been negotiated by the parties and the fact that the initial and final draft shall have been prepared by the Company shall not be used in any form in the construction or interpretation of this Agreement or any of its provisions.

14.9	Headings

The headings used in this Agreement have been inserted for convenience and do not constitute matters to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using singular or plural number will also include the plural or singular number, respectively, (c) the terms “hereof”, “herein”, “hereby”, and derivative or similar words will refer to this entire Agreement, and (d) the conjunction “or” will denote any one or more, of any combination of all, of the specified items or matters involved in the respective list.

14.10	Governing Law

This Agreement shall be governed exclusively by and construed solely in accordance with the laws of the State of New York applicable to agreements made and to be entirely performed within the State of New York without giving effect to its conflict of laws, principles or rules.

14.11	Counterparts

This Agreement may be executed simultaneously in a number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives recorded below.

ULLICO CASUALTY COMPANY		PATRIOT UNDERWRITERS, INC.
	/s/ David Arbawitz		/s/ Charles K. Schuver

By:	David Arbawitz	By:	Charles K. Schuver

Title:	President	Title:	President

Date:	10/22/09	Date:	10/26/2009